SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 18, 2016

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2016, the Compensation Committee of the Board of Directors of Craft Brew Alliance, Inc. (the "Company"), approved revised severance arrangements with each of our executive officers. The severance arrangements will apply following termination of the officer’s employment by the Company other than for “cause” or by the officer for “good reason.” In the absence of a change in control of the Company, each executive officer will receive 12 monthly payments equal to the officer’s monthly base salary rate then in effect, plus a cash payment equal to the amount of health insurance premiums under COBRA for 12 months. If the officer’s employment is terminated after a change in control occurs, each executive officer will receive a single cash payment within 45 days following termination equal to 18 months of base salary (24 months for our Chief Executive Officer), plus the officer’s target annual cash bonus amount, plus an amount equal to the sum of COBRA health insurance premiums for 18 months (24 months for our Chief Executive Officer). An officer, other than those residing in California, will forfeit any unpaid severance payments if the officer becomes employed by a brewing company or other business competing with the Company’s business relating to alcoholic beverages.
A change in control will be deemed to occur upon the acquisition by a person or group of more than 50% of our outstanding stock, replacement of a majority of the directors during a 12-month period (unless endorsed by a majority of the existing directors), or acquisition by a person or group of assets representing at least 75% of the total gross fair market value of our assets.
“Cause” is defined as engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the officer were to remain employed by us; engaging in fraud, dishonesty or self-dealing relating to, or arising out of, the officer’s employment; violating any criminal law relating to the officer’s employment or to us; engaging in conduct which constitutes a material violation of a significant company policy or our Code of Conduct and Ethics; or repeatedly refusing to obey lawful directions of the Board or our Chief Executive Officer. For our Chief Executive Officer, “cause” also includes failing to maintain a residence within 50 miles of our principal office.
“Good reason” is defined as the occurrence of one or more of the following events without the officer’s consent: (i) a material reduction in base compensation; (ii) a material reduction in authority, duties, or responsibilities as defined; or (iii) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the officer reports. “Good reason” may also include relocation of the officer’s workplace by more than a specified distance.
The terms and conditions of the revised severance arrangements will be reflected in amended and restated employment agreements to be entered into with our executive officers.
On May 18, 2016, the Compensation Committee also approved equity-based awards to our executive officers under the Company’s 2014 Stock Incentive Plan. The awards were calculated based on grant date fair value equal to approved percentages of base salary. Of the total dollar value, 70% was awarded in the form of performance shares, similar to past years. The remaining 30% was awarded in the form of restricted stock units (“RSUs”), instead of nonqualified stock options as in past years. Each RSU represents the contingent right to receive one share of our Common Stock. The RSU awards are as follows: Andrew Thomas, 17,127 RSUs; Joseph Vanderstelt, 7,754 RSUs; Kenneth Kunze, 4,994 RSUs; Scott Mennen, 4,974 RSUs; and John Glick, 4,974 RSUs. The RSUs will vest in full on March 31, 2019, provided that the officer remains employed by the Company through that date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: May 24, 2016	By:	/s/Joseph K. Vanderstelt
Joseph K. Vanderstelt
Chief Financial Officer